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                                                                    Exhibit 23.2
                          Independent Auditors' Consent



The Board of Directors and Stockholders
Universal Display Corporation.:

We consent to the use of our report dated March 11, 2003, with respect to the consolidated balance sheet of Universal Display Corporation and subsidiary (a development stage company) as of December 31, 2002, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the year ended December 31, 2002, and for the period from June 17, 1994 (inception) through December 31, 2002, incorporated herein by reference.

Our report dated March 11, 2003 states that our opinion on the statements of operations, shareholders' equity (deficit) and cash flows, insofar as it relates to the amounts included for the period from June 17, 1994 (inception) through December 31, 2001 is based solely on the report of other auditors, who have ceased operations.

 /s/ KPMG LLP

Philadelphia, Pennsylvania
January 16, 2004